AMERICAN INTERNATIONAL HOLDINGS CORP.

11222 Richmond Avenue, Suite 195

Houston, Texas 77082

[Date]

[Participant name and address]

Re: Grant of Award under the American International Holdings Corp. 2019 Employee Stock Option Plan

Dear [Participant name]:

We would like to thank you for your service to American International Holdings Corp. (the “Company”) by granting you the enclosed stock option award (the “Award”) pursuant to the American International Holdings Corp. 2019 Employee Stock Option Plan (“Plan”), which has also been enclosed herewith. You are urged to carefully review the Plan and your individual award agreement. If you wish to accept the Award, please execute the award agreement where indicated and send a copy to us at the above captioned address. You may also call our office if you have questions about the Plan or your award.

You should be aware that your Award is being issued pursuant to the Company’s registration statement filed with the SEC on Form S-8 on July 12, 2019. This letter, the Plan, your award agreement and certain documents incorporated by reference into the registration statement constitute the prospectus required under Section 10(a) of the Securities Act of 1933 and Part I of Form S-8. Upon exercise of your Award, common shares will be issued as free trading shares and, upon issuance, will not be subject to any resale restrictions, other than applicable federal and state restrictions on the sale of securities.

The Plan is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended. You are urged to consult with a tax specialist as the issuance of shares upon exercise of your Award may trigger a taxable event. You may assign, hypothecate, or transfer your interest in the Award only pursuant to the terms of the Plan.

We will provide to you, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of the registration statement, which documents are incorporated by reference in the Section 10(a) prospectus. We will also provide to you, without charge, upon written or oral request, the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests should be directed to Jacob D. Cohen as follows via standard mail at 11222 Richmond Avenue, Suite 195, Houston, TX 77082 or via email at jacob@amihcorp.com.

Sincerely,

American International Holdings Corp.

By:
Printed:	Jacob D. Cohen
Title:	Chief Executive Officer